UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 12, 2014

B/E AEROSPACE, INC.

(Exact name of registrant as specified in charter)

Delaware	0-18348	06-1209796
(State or other	(Commission File Number)	(I.R.S. Employer
jurisdiction of incorporation)		Identification No.)

1400 Corporate Center Way, Wellington, Florida	33414-2105
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (561) 791-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Definitive Material Agreement.

On December 8, 2014, KLX Inc. (“KLX”), a wholly owned subsidiary of B/E Aerospace, Inc. (“B/E Aerospace”), issued $1,200 million aggregate principal amount of its 5.875% senior notes due December 1, 2022 (the “Notes”) pursuant to an Indenture, dated as of December 8, 2014, between KLX and Wilmington Trust, National Association, as trustee (the “Indenture”). The Notes were issued in connection with an offering exempt from registration under the Securities Act of 1933, as amended, in reliance on Rule 144A and Regulation S thereunder.

The Notes were issued in connection with the previously announced separation of KLX from B/E Aerospace pursuant to a pro rata distribution of all of the shares of KLX common stock to the holders of B/E Aerospace common stock (the “Spin-Off”), which is expected to occur on December 16, 2014 (the “Distribution Date”).  The Notes are only recourse to KLX and are not obligations of B/E Aerospace or any of B/E Aerospace’s other subsidiaries.

An amount equal to 100% of the issue price of the Notes plus an additional amount representing interest was deposited in an escrow account pursuant to the terms of an Escrow Agreement, dated December 8, 2014 (the “Escrow Agreement”), among KLX and Wilmington Trust, National Association, as trustee with respect to the Notes and as the escrow agent. Such amount will be released to KLX upon the satisfaction of certain conditions, including the substantially concurrent completion of the Spin-Off. If the conditions have not been met, or if KLX determines that the conditions cannot be met, on or prior to January 31, 2015, the escrowed funds will be used to redeem all of the Notes at a redemption price of 100% of the principal amount, plus accrued and unpaid interest to, but excluding, the redemption date.

The Notes will mature on December 1, 2022 and interest will accrue at a rate of 5.875% per annum from December 8, 2014 and will be payable semi-annually in arrears on June 1 and December 1 of each year, beginning on June 1, 2015. Initially, the Notes will not be guaranteed. Upon release of the funds from escrow on the Distribution Date, the Notes will be guaranteed on a senior unsecured basis by each of KLX’s subsidiaries that will initially guarantee indebtedness under the credit agreement governing KLX’s $500 million revolving credit facility that KLX expects to enter into on the Distribution Date.

At any time prior to December 1, 2017, KLX will be able to redeem all or a part of the Notes upon not less than 30 nor more than 60 days’ prior notice to each holder of Notes, at a redemption price equal to 100% of the principal amount of the Notes redeemed, plus a make-whole premium, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

On and after December 1, 2017, KLX will be able to redeem the Notes, in whole or in part, upon not less than 30 nor more than 60 days’ prior notice to each holder of Notes, at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth in the Indenture, plus accrued and unpaid interest thereon, if any, to, but excluding, the applicable redemption date.

In addition, on or prior to December 1, 2017, KLX will be able redeem up to 35% of the Notes with the net cash proceeds of certain equity offerings at a redemption price equal to 105.875% of the principal amount, plus accrued and unpaid interest, if any, to, but excluding, the applicable date of redemption.

The Indenture contains customary affirmative and negative covenants restricting, among other things, KLX’s ability to incur indebtedness and liens, pay dividends or make other distributions in respect of KLX’s capital stock or repurchase its capital stock, make certain other restricted payments or investments, sell assets, agree to payment restrictions affecting restricted subsidiaries, enter into transactions with KLX’s affiliates, and merge, consolidate or sell substantially all of KLX’s assets.

The Indenture also contains customary events of default including, among other things, the failure to pay interest for 30 days, failure to pay principal when due, failure to observe or perform any material covenant or agreement in the indenture for 60 days after notice is given by the trustee or the holders of 25% of the outstanding principal amount, cross-acceleration to certain material indebtedness, failure to pay certain judgments and certain events of bankruptcy.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided under Item 1.01 above is incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

B/E AEROSPACE, INC.

Date: December 12, 2014	By:	/s/ Thomas P. McCaffrey
	Name:	Thomas P. McCaffrey
	Title:	Chief Financial Officer